Manor Investment Funds

15 Chester Commons

Malvern, PA 19355

April 28, 2022

Sanville & Company

Certified Public Accountants

1514 Old York Road

Abington, PA 19001

Gentlemen:

We are providing this letter in connection with your audit of the statement of assets and liabilities, including the schedule of investments of Manor Fund, Growth Fund and Bond Fund (collectively the “Funds”), the funds comprising the Manor Investment Funds as of December 31, 2021, and the related statements of operations for the year then ended, statements of changes in net assets for each of the years in the two years in the period then ended and the related notes, (collectively referred to as the “financial statements”) and the financial highlights for each of the five years in the period then ended, for the purpose of expressing an opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations, changes in net assets, and financial highlights of the Funds in conformity with accounting principles generally accepted in the United States of America.

We confirm that we are responsible for the fair presentation in the financial statements of financial position, results of operations, and financial highlights in conformity with generally accepted accounting principles accepted in the United States of America and that you were previously provided with a representation letter dated February 23, 2022.

We confirm that no events have occurred subsequent to December 31, 2021 through the date of this letter that would require adjustment to or disclosure in the financial statements.

Manor Investment Funds

___________________________

Daniel A. Morris, President